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                                                                   EXHIBIT 10.24

                            SECURED PROMISSORY NOTE

$3,000,000                                                 San Diego, California
                                                                   March 4, 2002

      1. OBLIGATION. Ocean Air Associates, LLC, , a Delaware limited liability company ("Maker"), for value received, hereby promises to pay Applied Molecular Evolution, Inc. (the "Holder"), or order, at 3520 Dunhill Street, San Diego, CA 92121, or at such other place as Holder may in writing direct, the principal amount of Three Million Dollars ($3,000,000), with interest on the unpaid principal amount owing from time to time as set forth herein until paid in full.

      2. INTEREST RATE. Maker shall pay to Holder the actual costs and expenses incurred by Holder to obtain an advance (the "Advance") in the amount of this Note under that certain loan ("Merrill Lynch Loan") obtained by Holder from Merrill Lynch Bank USA ("Merrill Lynch"), as evidenced in part by that certain Portfolio Reserve Plus Loan, Letter of Credit and Collateral Account Agreement -- Demand Facility by and among Holder, as Borrower, and Merrill Lynch, as Lender, as the same may be amended from time to time (as the same is amended from time to time, the "Merrill Lynch Loan Agreement"). Without limiting the generality of the foregoing, Maker acknowledges and agrees that the interest rate applicable under this Note shall be equivalent to the interest rate obtained by Holder for the Advance under the Merrill Lynch Loan. At any time during the term of this Note, the interest rate under this Note shall be increased or decreased, as applicable, to reflect the interest rate then applicable under the Merrill Lynch Loan, all such adjustments to the interest rate hereunder shall be effective concurrently with the adjustment of the rate under the Merrill Lynch Loan. Maker further acknowledges that Holder has available to it several different interest rate and loan term options under the Merrill Lynch Loan Agreement. Holder may, in its sole and unfettered discretion exercised in good faith, elect the interest rate and terms option it desires from time to time and such interest rate shall apply hereunder notwithstanding the fact that a lower interest rate may be available. In the event that the Merrill Lynch Loan expires or terminates for any reason, this Note shall thereafter accrue interest at a rate equal to the one month LIBOR rate set forth in The Wall Street Journal plus one percent (1%) per annum, such rate to be adjusted from time to time hereunder concurrently with any changes in such rate in The Wall Street Journal.

      3. PAYMENT SCHEDULE. Maker shall pay all accrued but unpaid interest on a monthly basis, commencing on the fifteenth (15th) day of the first full calendar month following the date of this Note and continuing on the fifteenth
(15th) day of each month thereafter. All accrued interest and unpaid principal shall be paid in full on February 28, 2004.

      4. PREPAYMENT. This Note may be prepaid in whole or in part at any time. Any prepayment shall be credited first to interest then due, and the remainder to principal.

      5. DEFAULT. At the option of Holder, this Note shall be immediately due and payable, without notice or demand, upon the occurrence at any time of any of the following events of default ("Events of Default"):



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            a.    Default in any payment of interest or principal due hereunder on the due date set forth in Section 4 if such default is not cured within ten
(10) days of notice to Maker of such default or the breach by Maker of any other material representation, warranty, covenant, agreement or obligation hereunder;

            b. Failure by Pledgor (as defined below) in the performance or observance of any of the terms or conditions of the Pledge Agreement (as defined below);

            c.    The liquidation or dissolution of Maker or Pledgor;

            d. The making of an assignment for the benefit of creditors by Maker or Pledgor, or the appointment of a receiver for all or substantially all of any such party's property or the filing by any such party of a petition in bankruptcy or other similar proceeding under law for the relief of debtors; or

            e. The filing against Maker or Pledgor of a petition in bankruptcy or other similar proceeding under law for relief of debtors, and such petition is not vacated or discharged within sixty (60) days after the filing thereof.

      6. LATE PAYMENT CHARGES. Maker agrees to pay to Holder six percent (6%) of any payment which is not paid within ten (10) days of the date due. In addition, Maker shall pay to Holder any costs, expenses, fees, penalties or charges incurred by Holder under the Merrill Lynch Loan as a result of Maker's late payment of any amounts due hereunder.

      7. COSTS OF COLLECTION. If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs incurred by the Holder in collecting the amounts due hereunder, including attorneys' fees, and all expenses incurred by the Holder in connection with the protection of or realization on the collateral securing this Note, whether or not suit is filed hereon; such costs and expenses shall include, without limitation, all costs, reasonable attorneys' fees and expenses incurred by the Holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Maker which in any way affects the exercise by the Holder hereof of its rights and remedies under this Note or under the Pledge Agreement.

      8. MAXIMUM RATE. All agreements which either are now or which shall become agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Note, acceleration of the maturity date of this Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount of interest permissible under applicable law. If at any time, from any circumstance whatsoever, fulfillment of any provision of this Note or any other agreement between Maker and Holder, shall result in or involve payments or performance which would exceed the maximum legal interest rate, then, ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed said maximum legal interest rate.

      9. WAIVER. Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind (except as provided in Section 5(a) above) are hereby waived. No single or partial exercise of, or forbearance from exercising, any



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power hereunder or under the Pledge Agreement or under any other deed of trust, or security agreement or other agreement or instrument securing or pertaining to this Note shall preclude other or further exercises thereof or the exercise of any other power. Holder shall at all times have the right to proceed against any portion of the security held herefor in such order and in such manner as Holder may determine in its sole discretion, without waiving any rights with respect to any other security. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. The release of any party liable on this Note shall not operate to release any other party liable hereon.

      10. NOTICE. All notices, requests, demands and other communications given, or required to be given under this Note, shall be in writing, duly addressed to the parties as follows:

            If to Maker:        Ocean Air Associates, LLC
                                7676 Hazard Center Drive, Suite 500
                                San Diego, CA 92108
                                Attention: James Purvis

            With a copy to:     Lawrence M. Sherman, Esq.
                                Sherman & Lapidus LLP
                                750 B Street, Suite 2330
                                San Diego, CA 92101

            If to Holder:       Applied Molecular Evolution, Inc.
                                3520 Dunhill Street
                                San Diego, CA  92121
                                Attention: Lawrence Bloch, M.D.

            With a copy to:     Karen M. ZoBell, Esq.
                                Gray Cary Ware & Freidenrich LLP
                                401 B Street, Suite 2000
                                San Diego, CA 92101-4240

Any notices properly addressed, sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received seventy-two (72) hours after they are deposited in the United States mail, postage prepaid. Notices shall be deemed delivered and received at the time delivered if properly addressed and delivered to the addresses set forth in this section during normal business hours or personally delivered to the person to whose attention they are addressed or sent by confirmed telecopy to a party's regular business telecopier during regular business hours. Notice sent by any other manner shall be effective upon actual receipt of the addressee. Any party may change its address for purposes of this section by giving notice to the other party as provided in this section.

      11. GOVERNING LAW. Principal and interest are payable in lawful money of the United States. This Note has been executed and delivered by Maker in the State of California and shall be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Note, Maker hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by California law. In the event of any action or proceeding to enforce or



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construe any of the provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys fees and costs.

      12. NONRECOURSE. This Note is nonrecourse. In no event shall Maker or any member, partner, director, officer or shareholder of Maker have any personal liability hereunder. In the event of a default hereunder, Holder's sole recourse shall be to proceed under the Pledge Agreement.

      13.   SINGLE PURPOSE ENTITY.

            a. Maker (i) has not engaged in, and is not engaging in, any business or activity other than the ownership of its general partnership interest in Pledgor, and activities incidental thereto, (ii) has not owned, and does not own, any material assets other than its general partnership interest in Pledgor, (iii) has not incurred any debt, whether secured or unsecured, direct or contingent (including guaranteeing any obligation), (iv) at any time failed to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (iv) has a positive net worth based upon fair valuations of the difference between Maker's assets and debts, and (v) is not failing to pay its debts as they become due.

            b. Until such time as this Note is irrevocably paid in full, Maker shall not:

                  i. engage in any business or activity other than the ownership of its general partnership interest in Pledgor;

                  ii. acquire or own any material assets other than its general partnership interest in Pledgor;

                  iii. merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Secured Party's consent;

                  iv. fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Secured Party, amend, modify, terminate or fail to comply with the provisions of Maker's Articles of Formation or Operating Agreement or similar organizational documents;

                  v. own any subsidiary or make any investment in any person or entity, other than its general partnership interest in Pledgor, without the consent of Secured Party;

                  vi. incur any debt (other than this Note), secured or unsecured, direct or contingent (including guaranteeing any obligation);

                  vii. fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, members, shareholders, principals and



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affiliates of Maker, the affiliates of a general partner or member, or shareholder of Maker, and any other person or entity;

                  viii. seek the dissolution or winding up in whole, or in part, of Maker;

                  ix. maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any general partner, member, shareholder, principal or affiliate of Maker, or any general partner, member, shareholder, principal or affiliate thereof or any other person;

                  x. hold itself out to be responsible for the debts of another person;

                  xi.   fail to file its own tax returns;

                  xii. fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that Maker is responsible for the debts of any third party (including any general partner, principal or affiliate of Maker, or any general partner, principal or affiliate thereof);

                  xiii. fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                  xiv. file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

                  xv. directly or indirectly sell, transfer, assign, encumber, hypothecate or otherwise convey its assets or any interest, beneficial or otherwise, therein.

      14. SECURITY. This Note is secured by a Pledge Agreement by and between Torrey View Phase II, L.P., a California limited partnership ("Pledgor"), and Holder of even date herewith (the "Pledge Agreement").

      15. LEGAL COUNSEL. By signing below, Maker acknowledges and agrees that Gray Cary Ware & Freidenrich LLP ("GCWF") represents only Holder in connection with this loan and that GCWF does not represent, and is not providing any advise to, Maker or any of its affiliates. Without limiting the foregoing, Maker acknowledges and agrees that it has been given



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the opportunity to consult with, and has consulted with, its own legal counsel and tax advisors regarding the legal and income tax consequences to Maker and its affiliates arising out of this loan.

                                          Maker:

                                          Ocean Air Associates, LLC,
                                          a Delaware  limited liability company

                                          By: /S/ JAMES C. PURVIS
                                             ---------------------------------
                                                 James C. Purvis, President



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